June 14, 2016

To: <NAME>
Re: Retention Agreement
Dear <FIRST NAME>,
ConforMIS, Inc. (the “Company”) values your employment and your continued performance and contributions are important to the ongoing effective management of the Company’s operations. As you know, the Company has embarked on a search for a new Chief Executive Officer (“CEO”) and anticipates that you will play an important role during the time before and after that hire, which will be a time of transition for the Company. During this transition period, the Company wants you to remain committed to your employment with the Company. As an incentive for you to remain with the Company from the date of this Agreement (the “Effective Date”) through the Retention Period defined below, the Company is offering you the Retention Benefits described below. Please note that the terms and conditions of this Retention Agreement (the “Agreement”) are in addition to those terms and conditions described in your Amended and Restated Employment Agreement, dated May 21, 2015, which remains in full force and effect (the “Employment Agreement”).

<Also, on the Effective Date of this Agreement, your Base Salary (as defined in the Employment Agreement) shall be increased to an annualized rate of $<AMOUNT>, retroactive to February 1, 2016, less all applicable taxes and withholdings and payable on the Company’s normal payroll schedule.>

Please review the terms and conditions of this Agreement and let me know if you have any questions. Otherwise, please sign where indicated below to acknowledge your receipt of this Retention Agreement and your acceptance of its terms.

1.
Retention Period. The earlier of (x) the twelve (12) month period after the date on which the Company’s next CEO commences employment (the “CEO Commencement Date”) OR (y) the period through and including November 17, 2017, will be referred to as the “Retention Period.”

2.
Restricted Stock Award. Provided you remain employed by the Company, subject to and in accordance with the terms of your Employment Agreement, and you continue to use your best efforts to professionally, timely and cooperatively perform your employment duties, the Company shall issue on August 15, 2016 a restricted stock award (“RSA”) to you for a number of shares of the Company’s common stock equal to <ONE YEAR OF><NINE (9) MONTHS OF> your current base salary divided by the greater of (a) the average of the closing trading price of the Company’s common stock during the period from and including May 18, 2016 to August 15, 2016 and (b) $3.09 per share. The RSA shall vest in full on the earlier of (i) eighteen (18) months from May 30, 2016 and (ii) one year from the first date of employment with the Company of a chief executive officer that is not presently the Chief Executive Officer of the Company as of May 30, 2016 (the “Vesting Date”); provided however, that such vesting shall be subject to your continued services as an employee on the Vesting Date, unless it vests earlier in accordance with the terms of your Employment Agreement, as amended by this Agreement below, or in accordance with the immediately following sentence. If there is a Qualifying Termination (as defined in your Employment Agreement) of your employment after the Effective Date and provided that you execute a Release (as defined in the Employment Agreement) and such release becomes binding between you and the Company, the Company will provide for accelerated vesting of the RSA such that all shares subject to such award shall vest on the date the Release becomes binding.

3.
Acceleration of Vesting. Your Employment Agreement, including, without limitation, Sections 2.4 and 3.4(a) of your Employment Agreement, is amended to provide that all equity grants and awards shall be subject to acceleration of vesting in the event acceleration is required upon certain terminations as set forth in your Employment Agreement, including, without limitation, Bonuses (as defined in your Employment Agreement) as well as other grants or awards of options or restricted stock. This Agreement does not alter the conditions upon which acceleration of any vesting occurs under your Employment Agreement, but does provide that, when acceleration of vesting occurs, all grants or awards of equity shall be accelerated. The provisions of this Section of this letter are effective as of the Effective Date and will remain in effect after the Retention Period.

4.
Additional Severance Benefits. If there is a Qualifying Termination (as defined in your Employment Agreement) of your employment after the Effective Date and provided that you execute a Release (as defined in the Employment Agreement) and such release becomes binding between you and the Company, the Company will:

i.
for purposes of continued payment of your Base Salary (as defined in the Employment Agreement) and continuation of health insurance coverage, as described in Section 2.4(1) and (2) of the Employment Agreement, extend the current duration of the Severance Period to a total of twelve (12) months (“Extended Severance”), provided, however, the Extended Severance shall remain in effect for twelve (12) months after the CEO Commencement Date and thereafter will be reduced by one month at the end of each month following the first anniversary of the CEO Commencement Date up to a maximum six (6) month reduction (the “Reduction Formula”);

ii.
provide for enhanced accelerated vesting of all of your outstanding equity awards (“Enhanced Accelerated Vesting”), excluding the RSA granted in accordance with Section 3 above, such that the number of shares subject to such award that would have become vested had you continued to be employed by the Company for the one (1) year following your termination date shall vest on the date the Release becomes binding (“Enhanced Accelerated Vesting”), provided, however, that the Enhanced Accelerated Vesting shall remain in effect for twelve (12) months after the CEO Commencement Date and thereafter the number of shares subject to such enhanced accelerated vesting shall be reduced in accordance with the Reduction Formula.

5.
Termination of Additional Severance Benefits. In the event a new CEO is not hired on or before November 17, 2017, the Additional Severance Benefits set forth in Section 4 above thereafter shall terminate.

6.
Employment At Will. This Agreement does not alter the status of your at-will employment relationship with the Company and does not in any way interfere with your right or the Company’s right to terminate your employment at any time, for any reason, with or without advance notice, in accordance with the terms of your Employment Agreement.

7.
Confidentiality. You understand and agree that, to the extent permitted by law, as a condition for receipt of the Retention Benefits herein described, the terms and contents of this Agreement, and the contents of any negotiations and discussions resulting in this Agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

8.
Tax Provision. In connection with the Retention Benefits to be provided to you pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Retention Benefits under applicable law. You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the Retention Benefits.

9.
Complete Agreement. This Agreement forms the complete and exclusive statement of terms between you and the Company relating to your eligibility to receive the Retention Benefits, supersedes any other offers, agreements or promises made to you by anyone, whether oral or written, on this subject, and cannot be modified or amended except in a writing signed by you, the President and Chief Executive Officer and the Chairman of the Board of Directors.

10.
Governing Law. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts or, if appropriate, a federal court located in Massachusetts (which courts, for the purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

If you agree to the terms provided herein, you have until June 21, 2016 to sign and return one original of this document to either of the undersigned.

Sincerely,

Philipp Lang                            Kenneth Fallon
President and Chief Executive Officer            Chairman of the Board

I acknowledge that I have read, understand and agree with the terms set forth herein:

______________________________________
<NAME>                         Date: